EXHIBIT 10.52


                                                           EXECUTION COUNTERPART

                             EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement") between CS12 Acquisition Corp., a Delaware corporation (the "Company") and a wholly-owned subsidiary of Comfort Systems USA, Inc., a Delaware corporation ("Comfort"), and Gary E. Hess ("Executive") is entered into and effective as of the 1st day of April, 1998. This Agreement supersedes any other employment agreements or understandings, written or oral, between the Company and Executive.

                               R E C I T A L S

      The following statements are true and correct:

      As of the date of this Agreement, the Company, Comfort and the other subsidiaries and affiliates of each (collectively, the "Comfort Group") are engaged primarily in the business of mechanical contracting services, including heating, ventilation and air conditioning, plumbing, piping and electrical and related services ("Services").

      Executive is employed hereunder by the Company in a confidential relationship wherein Executive, in the course of his employment with the Company, has and will continue to become familiar with and aware of information as to the Comfort Group's customers, specific manner of doing business, including the processes, techniques and trade secrets utilized by the Comfort Group, and future plans with respect thereto, all of which has been and will be established and maintained at great expense to the Company and Comfort. This information is a trade secret and constitutes the valuable goodwill of the Company and Comfort.

      NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, the Company and Executive hereby agree as follows:

                             A G R E E M E N T S

      1.  EMPLOYMENT AND DUTIES.

            (a) The Company hereby employs Executive in an executive position (initially with the title of President and responsibility for the operations of the Company), and Executive hereby accepts this employment upon the terms and conditions herein contained. Executive agrees to devote substantially all of his business time, attention and efforts to promote and further the business of the Company.

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            (b) Executive shall faithfully adhere to, execute and fulfill all lawful policies established by the Company and Comfort, including Comfort's Corporate Compliance Policy.

            (c) Executive shall not, during the term of Executive's employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes in any material respect with Executive's duties and responsibilities hereunder. The foregoing limitations shall not be construed as prohibiting Executive from making personal investments in such form or manner as will neither require Executive's services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of
      Section 4.

            (d) Executive's place of employment shall be in Upper Marlboro, Maryland or elsewhere in the Baltimore, Maryland area.

      2. COMPENSATION. For all services rendered by Executive, the Company shall compensate Executive as follows:

            (a) BASE SALARY. Effective the date hereof, the base salary payable to Executive shall be $150,000 per year, payable on a regular basis in accordance with the Company's standard payroll procedures, but not less often than monthly. On at least an annual basis, the Company will review Executive's performance and may make increases to such base salary if, in its discretion, any such increase is warranted.

            (b) EXECUTIVE PERQUISITES, BENEFITS AND OTHER COMPENSATION. Executive shall be entitled to receive additional benefits and compensation from the Company in such form and to the extent specified below:

                  (i) Coverage, subject to contributions required of employees generally, for Executive and Executive's dependent family members under health, hospitalization, disability, dental, life and other insurance plans that the Company may have in effect from time to time for the benefit of its employees.

                  (ii) Reimbursement for all business travel and other
            out-of-pocket expenses reasonably incurred by Executive in the performance of Executive's services pursuant to this Agreement. Reimbursable expenses shall be appropriately documented in reasonable detail by Executive, and shall be in a format consistent with the Company's expense reporting policy.

                  (iii) Such other executive perquisites as may be made
            available to, or deemed appropriate for, Executive by the Board of Directors of the Company, and participation in all other Company-wide employee benefits as are available from time to time.

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      3.  CONFIDENTIALITY.

            (a) CONFIDENTIAL INFORMATION. As used herein, the term "Confidential Information" means any information, technical data or know-how of the Company and the other members of the Comfort Group, including, but not limited to, that which relates to customers, business affairs, business plans, financial matters, financial plans and projections, pending and proposed acquisitions, operational and hiring matters, contracts and agreements, marketing, sales and pricing, prospects of the Comfort Group, and any information, technical data or know-how that contain or reflect any of the foregoing, whether prepared by the Company, any other member of the Comfort Group, Executive or any other person or entity; PROVIDED, HOWEVER, that the term "Confidential Information" shall not include information, technical data or know-how that Executive can demonstrate is generally available to the public not as a result of any breach of this Agreement by Executive.

            (b) NO DISCLOSURE. Except in the performance of Executive's duties as an executive of the Company, Executive will not, during or after the Executive's engagement with the Company, disclose to any person or entity or use, for any reason whatsoever, any Confidential Information.

      4.  NON-COMPETITION AGREEMENT.

            (a) COMPETITION. Executive will not, during the period of Executive's employment by or with the Company, and for a period of two (2) years immediately following the termination of Executive's employment, for any reason whatsoever, directly or indirectly, on behalf of Executive or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

                  (i) engage, as an officer, director, shareholder, owner,
            partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, or make or guarantee loans or invest, in or for any business engaged in Services in competition with the Company or any other member of the Comfort Group within one hundred (100) miles of where the Company conducts business during the Term (the "Territory");

                  (ii) call upon any person who is, at that time, within the
            Territory, an employee of the Company or any other member of the Comfort Group in a technical, managerial or sales capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company or such other member of the Comfort Group;

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                  (iii) call upon any person or entity which is at that time, or which has been within two (2) years prior to that time, a customer of the Company or any other member of the Comfort Group for the purpose of soliciting or selling Services; or

                  (iv) call upon any prospective acquisition candidate, on
            Executive's own behalf or on behalf of any competitor, which acquisition candidate either was called upon by Executive on behalf of the Company or any other member of the Comfort Group or was the subject of an acquisition analysis made by Executive on behalf of the Company or any other member of the Comfort Group for the purpose of acquiring such acquisition candidate.

      Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Executive from acquiring as an investment not more than the lesser of three percent (3%) or five hundred thousand dollars ($500,000) in value of any class of securities of a competing business whose securities are traded on a national securities exchange or on an over-the-counter or similar market.

            (b) NO VIOLATION. It is specifically agreed that the period during which the agreements and covenants of Executive made in this Section 4 shall be effective shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this
      Section 4.

      5. TERM; TERMINATION; RIGHTS ON TERMINATION. The initial term of this Agreement shall begin on the date hereof and continue for three (3) years (the "Initial Term"), unless Executive's employment has been terminated sooner as herein provided. Commencing on April 1, 2001, a renewal term of this Agreement shall begin on each anniversary of the date hereof and continue for one (1) year (each a "Renewal Term" and, collectively with the Initial Term, the "Term"), unless Executive's employment has been terminated sooner as herein provided. This Agreement and Executive's employment may be terminated in any one of the following ways:

            (a) DEATH. The death of Executive shall immediately terminate this Agreement with no severance compensation due to Executive's estate.

            (b) DISABILITY. If, as a result of incapacity due to physical or mental illness or injury, Executive shall have been absent from Executive's full-time duties hereunder for four (4) consecutive months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such four (4) month period, but which shall not be effective earlier than the last day of such four (4) month period), the Company may terminate Executive's employment hereunder, provided Executive is unable to resume his full-time duties at the conclusion of such notice period. In the event this Agreement is terminated as a result of Executive's disability, Executive shall receive from the Company Executive's base salary at the rate then in effect for the lesser of the time period remaining under the Term or one (1) year, and such amount shall be payable during such period in

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      a manner consistent with Company's standard pay practices. The amount payable hereunder shall be decreased by the amount of benefits otherwise actually paid by the Company to Executive or on Executive's behalf or under any insurance procured by the Company.

            (c) GOOD CAUSE. The Company may terminate this Agreement ten (10) days after written notice to Executive for good cause, which shall be any of the following: (i) Executive's willful or material breach of this Agreement; (ii) Executive's gross negligence in the performance or intentional nonperformance of any of Executive's material duties and responsibilities hereunder; (iii) Executive's willful dishonesty, fraud or misconduct with respect to the business or affairs of the Company or any other member of the Comfort Group; (iv) Executive's conviction of a felony crime; (v) Executive's confirmed positive illegal drug test result; (vi) sexual harassment by Executive; or (vii) willful and material failure by Executive to comply with Comfort's Corporate Compliance Policy. In the event of a termination for good cause, as enumerated above, Executive shall have no right to any severance compensation.

            (d) WITHOUT CAUSE. At any time after the commencement of Executive's employment, Executive or the Company may, without cause, terminate this Agreement and Executive's employment, effective thirty (30) days after receipt of written notice. Should Executive be terminated by the Company without cause prior to the second anniversary of the date hereof, Executive shall receive from the Company Executive's base salary at the rate then in effect for two (2) years, and such amount shall be payable during such period in a manner consistent with the Company's standard pay practices. Should Executive be terminated by the Company without cause on or after the second anniversary of the date hereof, Executive shall receive from the Company Executive's base salary at the rate then in effect for the lesser of (i) the time period remaining under the Initial Term or the applicable Renewal Term, as the case may be, or (ii) one (1) year, and such amount shall be payable during such period in a manner consistent with the Company's standard pay practices. If Executive resigns or otherwise terminates Executive's employment, Executive shall receive no severance compensation.

            (e) NON-RENEWAL. At any time during the Initial Term or any Renewal Term, either party may, without cause and upon not less than thirty (30) days' prior written notice to the other party, terminate this Agreement and Executive's employment, effective at the end of the Initial Term or such Renewal Term, as the case may be. If either party terminates Executive's employment pursuant to this Section 5(e), Executive shall receive no severance compensation.

      6. RETURN OF COMPANY PROPERTY. All records, plans, manuals, "field guides", memoranda, lists, documents, statements and other property delivered to Executive by or on behalf of the Company or any other member of the Comfort Group, by any customer of the Company or any other member of the Comfort Group (including, but not limited to, any such customers obtained

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by Executive), by any acquisition candidate of the Company or any other member of the Comfort Group, and all records compiled by Executive which pertain to the business or activities of the Company or any other member of the Comfort Group shall be and remain the property of the Company and shall be subject at all times to its discretion and control. Likewise, all correspondence with customers, representatives or acquisition candidates, reports, records, charts, advertising materials, and any data collected by Executive or by or on behalf of the Company or any other member of the Comfort Group or any representative of any of them shall be delivered promptly to the Company without request by it upon termination of Executive's employment with the Company.

      7. INVENTIONS. Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the period of Executive's employment with the Company or within one (1) year thereafter, and which are directly related to the business or activities of the Company or which Executive conceives as a result of his employment by the Company. Executive hereby assigns and agrees to assign all Executive's interests therein to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

      8. TRADE SECRETS. Executive agrees that Executive will not, during or after the Term, disclose the specific terms of the Company's or any other member of the Comfort Group's relationships or agreements with significant vendors or customers or any other significant and material trade secret of the Company or any other member of the Comfort Group, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever, unless: (a) such information is, or through no fault of Executive becomes, published or otherwise available to others or the public under circumstances such that such others or the public may utilize such information without any direct or indirect obligation to the Company or any other member of the Comfort Group; (b) such information is, or at any time may be, acquired by Executive from any third party rightfully possessed of such information and having no direct or indirect obligation to the Company or any other member of the Comfort Group with respect thereto; or (c) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (c), Executive shall, if possible, give prior written notice thereof to the Company and Comfort and provide the Company and Comfort with the opportunity to contest such disclosure.

      9. NO PRIOR AGREEMENTS. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and Executive's employment by the Company and the performance of Executive's duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Executive agrees to indemnify the Company for any claim, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter

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come to have against the Company based upon or arising out of any non-competition agreement, invention or secrecy agreement between Executive and such third party which was in existence as of the date of this Agreement.

      10. ASSIGNMENT; BINDING EFFECT. Executive understands that Executive has been selected for employment by the Company on the basis of Executive's personal qualifications, experience and skills. Executive agrees, therefore, that Executive cannot assign all or any portion of Executive's performance under this Agreement. Executive, Executive's spouse and the estate of each shall not have any right to encumber or dispose of any right to receive payments hereunder, it being understood that such payments and the right thereto are nonassignable and nontransferable; PROVIDED, HOWEVER, that in the event of the death of Executive, any payments that Executive is entitled to receive may be assigned to the beneficiaries of Executive's estate. Subject to the preceding three (3) sentences and the express provisions of Section 11, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

      11. COMPLETE AGREEMENT. Executive has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.

      12. AMENDMENT; WAIVER. This Agreement may not be modified except in a writing signed by the parties, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

      13. NOTICES. All notices and communications required or permitted hereunder shall be in writing and shall be deemed to be given if given in writing (including, without limitation, telecopy) addressed as provided below (or to the addressee at such other address as the addressee shall have specified by notice actually received by the addressor), and if either (a) actually delivered in fully legible form to such address (evidenced in the case of a telecopy by a telecopy transmittal receipt to the correct telecopy number), or
(b) in the case of a letter, one business day shall have elapsed after the same shall have been deposited with a nationally recognized overnight courier service or five days shall have elapsed after the same shall have been deposited in the United States mail, with first-class postage prepaid and registered or certified with return receipt requested.

      To the Company:         CS12 Acquisition Corp.
                              9600 Fallard Court
                              Upper Marlboro, MD 20772-6703
                              Attention:  President

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      with a copy to:         Comfort Systems USA, Inc.
                              Three Riverway, Suite 200
                              Houston, TX  77056
                              Attention:  General Counsel

      To Executive:           Gary E. Hess
                              9460 Tobin Circle
                              Potomac, MD  20854

      with a copy to:         Tydings & Rosenberg LLP
                              100 East Pratt Street
                              Baltimore, Maryland  21202
                              Attention:  A. Lee Lundy, Jr., Esq.

      14. SEVERABILITY; ENFORCEABILITY. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in any covenant contained herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed. Each of the covenants contained in this Agreement shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

      15. SURVIVAL. The provisions of Sections 3, 4, 5, 6, 7 and 8 shall survive the termination of this Agreement.

      16. SPECIFIC PERFORMANCE. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the covenants contained in Sections 3, 4, 5, 6, 7 and 8 hereof and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive agrees that the Company shall be entitled to specific performance and that such covenants may be enforced by the Company in the event of any breach or threatened breach by Executive, by injunctions, restraining orders and other appropriate equitable relief. Executive further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

      17. ARBITRATION. With the exception of Sections 4 and 8, any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted by a single arbitrator in the State of Maryland, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration

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Association ("AAA") then in effect, provided that the parties may agree to use an arbitrator other than those provided by the AAA. The arbitrator shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrator shall have the authority to order back-pay, severance compensation, reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon. A decision by a the arbitrator shall be final and binding. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Responsibility for bearing the cost of the arbitration shall be determined by the arbitrator and shall, subject to other equitable considerations, be proportional to the arbitrator's decision on the merits.

      18. ATTORNEYS' FEES. If any litigation is instituted to enforce or interpret the provisions of this Agreement or the transactions described herein, the prevailing party in such action shall be entitled to recover such party's reasonable attorneys' fees and other costs from the other party hereto.

      19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland.

      20. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    COMPANY:

                                    CS12 ACQUISITION CORP.


                                    By_________________________________
                                    William George

                                    Vice President

                                    EXECUTIVE:

                                    ___________________________________
                                    Gary E. Hess

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